Filed pursuant to Rule 424(b)(3)

File No. 333-254397

PROSPECTUS

FARMMI, INC.

1,039,329 Ordinary Shares underlying Warrants

This prospectus relates to the resale, from time to time, by the selling shareholder (the “Selling Shareholder”) identified in this prospectus under the caption “Selling Shareholder,” of up to 1,039,329 of our ordinary shares (the “Shares”), par value $0.001 per share, issuable upon exercise of certain outstanding warrants issued and sold by us. We are not selling any ordinary shares under this prospectus and will not receive any proceeds from the sale of the Shares by the Selling Shareholder. We will receive proceeds from any exercise of the warrants, which, if exercised in cash with respect to all of the 1,039,329 ordinary shares offered hereby, would result in gross proceeds to us of $2,078,658; however, we cannot predict when or if the warrants will be exercised and it is possible that the warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Shareholder will bear all commissions and discounts, if any, attributable to the sale of the Shares.

The Selling Shareholder may sell the Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “FAMI.” On March 15, 2021, the closing price of our ordinary shares was $1.54 per share.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 16, 2021.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information,” before making an investment decision. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

Industry data and other statistical information used in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus are based on independent publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, derived from our review of internal surveys and the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Shareholder may sell our ordinary shares to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The applicable prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering and the compensation of those underwriters, dealers or agents. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act.

Except as otherwise indicated by the context, references in this prospectus to:

•	“we,” “us,” “our company,” “our” and “Farmmi” refer to

•	Farmmi, Inc., a Cayman Islands company limited by shares (“FMI” when individually referenced);
•	Farmmi International Limited, a Hong Kong limited company (“Farmmi International” when individually referenced), which is a wholly owned subsidiary of FMI;
•	Farmmi (Hangzhou) Enterprise Management Co., Ltd., a PRC company (“Farmmi Enterprise”) (also referred to as 农米（杭州）企业管理有限公司 in Chinese), which is a wholly owned subsidiary of Farmmi International;
•	Lishui Farmmi Technology Co., Ltd., a PRC company (“Farmmi Technology”) (also referred to as 丽水农米科技有限公司 in Chinese), which is a wholly owned subsidiary of Farmmi International;
•

Hangzhou Suyuan Agriculture Technology Co., Ltd., a PRC company (“Suyuan Agriculture”) (also referred to as 杭州素源农业科技有限公司 in Chinese), 50% of which is owned by Farmmi Enterprise and 50% of which is owned by Farmmi Technology;

•

Hangzhou Nongyuan Network Technology Co., Ltd., a PRC company (“Nongyuan Network”) (also referred to as 杭州农源网络科技有限公司 in Chinese), which is wholly owned by Ms. Xinyang Wang, a PRC citizen and wholly controlled by Suyuan Agriculture through VIE;

•	Zhejiang FLS Mushroom Co., Ltd., a PRC company (“FLS Mushroom”) (also referred to as 浙江富来森食用菌有限公司 in Chinese), which is a wholly owned subsidiary of Suyuan Agriculture;
•

Zhejiang Forest Food Co., Ltd., a PRC company (“Forest Food”) (also referred to as 浙江富来森食品有限公司 in Chinese), which is a 96.15%-owned subsidiary of Suyuan Agriculture, the remaining 3.85% of Forest Food being held by Hangzhou Dawo Software Ltd. Co. (“Dawo”), a PRC company and a non-affiliated third party;

•	Zhejiang Farmmi Food Co., Ltd., a PRC company (“Farmmi Food”) (also referred to as 浙江农米食品有限公司 in Chinese), which is a wholly owned subsidiary of Suyuan Agriculture; and
•	Lishui Farmmi E-Commerce Co., Ltd., a PRC company (“Farmmi E-Commerce”) (also referred to as 丽水农米电子商务有限公司 in Chinese), which is 98% owned by Nongyuan Network and 2% owned by Suyuan Agriculture.

•	all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars,” and “$” are to the legal currency of the United States; and

•	“China” and “PRC” refer to the People’s Republic of China, and for the purpose of this prospectus only, excluding Taiwan, Hong Kong and Macau.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS; CAUTIONARY LANGUAGE

This prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus contain, or will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, or the PSLRA. In addition, we, or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. Forward-looking statements include all statements that are not statements of historical facts and may relate to, but are not limited to, expectations or estimates of future operating results or financial performance, capital expenditures, regulatory compliance, plans for growth and future operations, as well as assumptions relating to the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other similar terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which cannot be foreseen. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the risks and uncertainties described in the section entitled “Risk Factors” in this prospectus, in any applicable prospectus supplement, any related free writing prospectus and in any document incorporated by reference into this prospectus.

We believe that it is important to communicate our future expectations to potential investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause actual events or results to differ materially from the expectations expressed in or implied by our forward-looking statements. The risks and uncertainties described in the section entitled “Risk Factors” in this prospectus, in any applicable prospectus supplement, any related free writing prospectus and in any document incorporated by reference into this prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of these risks and uncertainties could negatively impact, among other things, our business, cash flows, results of operations, financial condition and share price. Potential investors should not place undue reliance on our forward-looking statements.

Forward-looking statements regarding our present plans or expectations for sales, supply contracts, purchases, sources and availability of financing, and growth involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with suppliers and customers, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding our present expectations for operating results and cash flow involve risks and uncertainties related to factors such as utilization rates, material prices, demand for products by our customers, supply and other factors described in the section entitled “Risk Factors” in this prospectus, in any applicable prospectus supplement, any related free writing prospectus and in any document incorporated by reference into this prospectus, which would also cause actual results to differ from present plans. Such differences could be material.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date the statements are made. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to, and do not plan to, update any forward-looking statements as a result of new information, future events or developments, except as required by U.S. federal securities laws. You should read this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus with the understanding that we cannot guarantee future results, levels of activity, performance or achievements and that actual results may differ materially from what we expect. The forward-looking statements contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus are excluded from the safe harbor protection provided by the PSLRA.

ABOUT OUR COMPANY

In the fiscal year ended September 30, 2020, we mainly process and/or sell four categories of agricultural products: Shiitake mushrooms, Mu Er mushrooms, other edible fungi, and other agricultural products. We do not grow fungi, but purchase dried edible fungi from third party suppliers, mainly from family farms, and two co-operatives representing family farms, Jingning Liannong Trading Co. Ltd. (“JLT”) and Qingyuan Nongbang Mushroom Industry Co., Ltd. (“QNMI”), with whom we have worked with for many years. JLT and QNMI are two companies in the Lishui area where our facilities are located. They are co-operatives representing family farms which plant and provide edible fungi. JLT and QNMI themselves do not have any facilities and do not process any fungi. They are established to share resources such as procurement information and to enjoy the advantage of economy of scale. After we select and filter the dried edible fungi for specific size and quality from our suppliers, we may further dehydrate them again, as deemed necessary, to ensure uniform moisture level of our products. We then package the fungi products for sale. The only products we process and package are edible fungi, which are processed and packaged at our own processing facilities. For other agricultural products, such as rice and edible oil, we purchase them from third-party suppliers, and sell these products at our online store Farmmi Liangpin Market. Mainly through distributors, we offer gourmet dried mushrooms to domestic and overseas retail supermarkets, produce distributors and foodservice distributors and operators. We have become an enterprise with advanced processing equipment and business management experience, and we pride ourselves on consistently producing quality mushrooms and serving our customers with a high level of commitment.

Currently, we estimate that approximately 94% of our products are sold in China to domestic distributors and the remaining 6% are sold internationally, including USA, Japan, Canada and other countries, through distributors. In addition, in order to enhance our e-commerce marketing presence, we developed our own e-commerce website Farmmi Jicai (www.farmmi88.com) and online shopping mall Farmmi Liangpin Market (initially www.farmmi88.com; later switched to mobile application and mini program on WeChat; closed in December 2020).

We conduct our business through following structures:

Structure	Company	Business	Related PRC Legal Restrictions on Foreign-owned Entity
Parent-subsidiary Structure	All of our foreign-owned entity subsidiaries	Process and/or sell agricultural products	None

Variable interest entity (“VIE”)	Hangzhou Nongyuan Network Technology Co., Ltd., a domestic company	Operate online business	Restrictions on operation of independent online stores (deemed as value-added telecommunication service business) by foreign-owned entities

We conduct the vast majority of our business through a traditional equity ownership structure, which is a parent-subsidiary structure. The vast majority of our business is processing and/or selling agricultural products. Based on the advice of our PRC legal counsel, PRC laws and regulations allow foreign-owned entities to conduct such business directly, rather than through contractual VIE agreements. Our VIE had revenue of $4,558,854, $6,184,460 and $3,369,258 in the year ended September 30, 2020, 2019 and 2018, respectively. As the chart above shows, our VIE operates only where we are not permitted to own the operating company by PRC laws and regulations.

THE OFFERING

Shares offered by the Selling Shareholder:	Up to an aggregate 1,039,329 ordinary shares, 150% of 692,886 ordinary shares underlying the Placement Agent Warrants (as defined below), for which ordinary shares have not been registered in the 2019 Registration Statement (as defined in “Private Placement” in this prospectus).

Shares outstanding prior to completion of offering:	21,114,303 ordinary shares as of March 16, 2021, excluding (a) 800,000 ordinary shares underlying warrants we issued to an investor in a private placement, at an exercise price of $2 per share, with an expiration date of November 1, 2022 (the “Investor Warrants”), (b) 812,694 ordinary shares underlying warrants we issued to the placement agent in the same private placement, at an exercise price of $2 per share, with an expiration date of November 1, 2022 (the “Placement Agent Warrants”), and (c) 571,400 ordinary shares under our 2018 share incentive plan.

Shares to be outstanding after offering:	22,153,632 ordinary shares, assuming (a) the issuance of 1,039,329 ordinary shares being registered in this offering, (b) no issuance of any ordinary shares registered by the 2019 Registration Statement underlying the Placement Agent Warrants and the Investor Warrants, and (c) no issuance of any ordinary shares under our 2018 share incentive plan.

Terms of this offering:	The Selling Shareholder, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the Shares offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Use of proceeds:	All proceeds from the sale of the Shares offered hereby will be for the account of the Selling Shareholder. We will not receive any proceeds from the sale of the Shares offered pursuant to this prospectus. We will receive proceeds upon cash exercises, if any, of the Placement Agent Warrants to purchase the Shares offered hereby. See the caption “Use of Proceeds” in this prospectus.

Nasdaq Capital Market Symbol:	“FAMI” (CUSIP No. G33277 107)

Trading:	Our ordinary shares currently trade on the Nasdaq Capital Market. There is no established trading market for the Placement Agent Warrants that are exercisable for the Shares offered hereby.

Risk factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus beginning on page 7 before deciding to invest in our ordinary shares.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our ordinary shares, you should carefully consider the risk factors set forth below and those described under “Risk Factors” in the documents incorporated by reference herein, including in our most recent Annual Report on Form 20-F filed with the SEC, together with the other information included in this prospectus and incorporated by reference herein from our filings with the SEC. If any of such risks or uncertainties occurs, our business, financial condition, and operating results could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations. As a result, the trading price of our ordinary shares could decline and you could lose all or a part of your investment.

Risks Related to this Offering

Future sales of our ordinary shares may cause the prevailing market price of our shares to decrease.

The issuance and sale of additional ordinary shares could reduce the prevailing market price for our ordinary shares as well as make future sales of equity securities by us less attractive or not feasible. The sale of ordinary shares issued upon the exercise of our outstanding warrants could further dilute the holdings of our then existing shareholders.

There has been and may continue to be significant volatility in the volume and price of our ordinary shares on the Nasdaq Capital Market.

The market price of our ordinary shares has been and may continue to be highly volatile. Factors, including changes in the Chinese food industry, changes in the Chinese economy, competition, concerns about our financial position, operations results, litigation, government regulation, developments or disputes relating to agreements or proprietary rights, may have a significant impact on the market volume and price of our stock. Unusual trading volume in our shares occurs from time to time.

We have not paid and do not intend to pay dividends on our ordinary shares. Investors in this offering may never obtain a return on their investment.

We have not paid dividends on our ordinary since inception, and do not intend to pay any dividends on our ordinary shares in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your ordinary shares after price appreciation, which may never occur, in order to realize a return on your investment.

Risks Related to the Current Pandemic

We face risks related to health epidemics that could impact our sales and operating results.

Our business could be adversely affected by the effects of a widespread outbreak of contagious disease, including the outbreak of respiratory illness caused by a novel coronavirus (“COVID-19”) first identified in Wuhan, Hubei Province, China and declared as a pandemic by the World Health Organization in March 2020. Any outbreak of contagious diseases, and other adverse public health developments, particularly in China, could have a material and adverse effect on our business operations. These could include disruptions or restrictions on our ability to our operations, as well as temporary closures of our facilities and ports or the facilities of our customers and third-party service providers. Any disruption or delay of our customers or third-party service providers would likely impact our operating results and the ability of the Company to continue as a going concern. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of China and many other countries, resulting in an economic downturn that could affect demand for our products and significantly impact our operating results.

The COVID-19 has had a significant impact on our operations for the year ended September 30, 2020 and could materially adversely affect our business and financial results for the remaining months of the 2021 fiscal year.

Our ability to manufacture and/or sell our products may be impaired by damage or disruption to our manufacturing, warehousing or distribution capabilities, or to the capabilities of our suppliers, logistics service providers or distributors as a result of the impact from COVID-19. This damage or disruption could result from events or factors that are impossible to predict or are beyond our control, such as raw material scarcity, pandemics, government shutdowns, disruptions in logistics, supplier capacity constraints, adverse weather conditions, natural disasters, fire, terrorism or other events. In December 2019, COVID-19 emerged in Wuhan, China. Because of the shelter-in-place orders and travel restrictions mandated by the Chinese government, the production and sales activities of the Company stopped during the end of January and February 2020, which adversely impacted the Company’s production and sales during that period. Although the production and sales resumed at the end of March 2020, the COVID-19 outbreak has had a significant adverse impact on our business and operations during the fiscal year ended September 30, 2020. The Company’s operations may be affected by the ongoing outbreak of COVID-19. The continued uncertainties associated with COVID-19 may cause the Company’s revenue and cash flows to underperform in the next 12 months. A resurgence could negatively affect the sales, the collection of the payments from account receivables and the utilization of advances to suppliers. The extent of the future impact of COVID-19 is still highly uncertain and cannot be predicted as of the financial statement reporting date. If COVID-19 further impacts its production and sales, the Company’s financial condition, results of operations, and cash flows could continue to be adversely affected.

USE OF PROCEEDS

The Shares are being registered for the account of the Selling Shareholder. We will not receive any of the proceeds from the sale of the Shares.

We will receive proceeds from the cash exercise of the Placement Agent Warrants which, if exercised in cash with respect to all of the 1,039,329 ordinary shares being registered here, would result in gross proceeds of $2,078,658 to us. We will use any proceeds received by us from the cash exercise of the Placement Agent Warrants for general corporate purposes.

We cannot predict when or if the Placement Agent Warrants will be exercised, and it is possible that the Placement Agent Warrants may expire and never be exercised. In addition, the Placement Agent Warrants are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the ordinary shares for which the Placement Agent Warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the cash exercise of the Placement Agent Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

PRIVATE PLACEMENT

On November 1, 2018, we issued to an institutional investor (a) senior convertible notes with an aggregate principal amount of  $7,500,000 (the “Notes”) which were initially convertible into an aggregate of 1,198,084 of the Company’s ordinary shares at the rate of  $6.26 per share, and (b) the Investor Warrants to purchase an aggregate of 800,000 ordinary shares at an initial exercise price of  $6.53 per share. We also issued the Placement Agent Warrants to purchase an aggregate of 119,808 ordinary shares at an initial exercise price of  $7.183 per share to the placement agent (together with the Investor Warrants, the “Warrants”). The Warrants may be exercised at any time after issuance and expire on November 1, 2022.

If the resale of the ordinary shares issuable upon exercise of such Warrants is not covered by an effective registration statement or an exemption from registration, the holders of such Warrants are afforded cashless exercise rights. In such event, the holders would pay the exercise price by surrendering the Warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the Warrants, multiplied by the exercise price of the Warrants by (y) the daily volume weighted average price of the ordinary shares on the primary U.S. trading market on which the ordinary shares are then listed or quoted as reported by Bloomberg L.P. on the trading date immediately prior to the date of exercise.

The number of ordinary shares issuable on exercise of the outstanding Warrants and exercise price of such Warrants may be adjusted in certain circumstances including in the event of a share split or dividend. In addition, if we subsequently complete a dilutive issuance while the Warrants are outstanding, the exercise price for the Warrants will be reduced to the price of the dilutive issuance (but the number of shares underlying the Warrants shall not be adjusted). We may be required to repurchase the Warrants for their Black-Scholes value in the event we engage in a fundamental transaction like a reorganization, merger or consolidation.

The Warrants may be exercised upon delivery of an exercise notice, duly signed by the holders, accompanied by full payment of the exercise price, in U.S. dollars, in same day cleared funds that will not be reversed, delivered into the Company’s bank account, free and clear of any restriction, condition, set-off, deduction, or withholding.

The Warrants holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their Warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. Notwithstanding the foregoing, in the event we issue securities pro rata to the holders of our ordinary shares, the holders of the Warrants will be entitled to acquire on the same terms such securities as it would have been able to acquire if it had held ordinary shares rather than Warrants.

On November 1, 2018, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the institutional investor in connection with the private placement transaction, pursuant to which we shall, register under the Securities Act for resale 150% shares of our ordinary shares issuable upon the conversion or repayment of such Notes or the exercise of such Warrants. The Registration Rights Agreement contains customary terms such as piggyback registration rights. We complied with our obligations under this registration rights agreement by filing of a registration statement with SEC on December 4, 2018, which was declared effective on February 12, 2019, amended by post-effective amendment on Form F-3 which was filed with SEC on November 27, 2019 and declared effective on December 3, 2019 (the “2019 Registration Statement”). The 2019 Registration Statement registered 3,459,719 ordinary shares, 150% of an aggregate of 2,306,479 ordinary shares underlying the principal of the Notes, interest repayment of the Notes, the Investor Warrants, and the Placement Agent Warrants (before we adjusted the number of shares underlying the Placement Agent Warrants).

If we fail, under certain circumstances to file and keep effective a registration statement with respect to the securities covered under the Registration Rights Agreement, we have agreed to pay liquidated damages to each investor in an amount equal to one percent (1.0%) of the aggregate amount invested by such investor pursuant to the Notes for each 30-day period or pro rata for any portion thereof during which the failure to file or keep effective continues. The registration rights will terminate with respect to each investor upon the date such investor ceases to hold registrable securities under the terms of the Registration Rights Agreement.

We repaid the Notes as of June 22, 2020. On March 10, 2020, we adjusted the warrant exercise price of the Warrants to $2 per share according to the terms of the Warrants. On July 10, 2020, according to the terms of the Placement Agent Warrants, we adjusted the number of shares underlying the Placement Agent Warrants from 119,808 to 812,694, ten percent (10%) of the number of ordinary shares actually issued by us in repayment of principal under the Notes. We have registered 179,712 ordinary shares by the 2019 Registration Statement, 150% of 119,808 ordinary shares underlying the Placement Agent Warrants. Therefore, we are registering 1,039,329 ordinary shares, 150% of the remaining 692,886 ordinary shares underlying the Placement Agent Warrants.

SELLING SHAREHOLDER

We are registering the Shares in order to permit the Selling Shareholder to offer the Shares for resale from time to time. The Shares being offered by the Selling Shareholder are 1,039,329 ordinary shares, 150% of the 692,886 ordinary shares underlying the Placement Agent Warrants which have not been registered by the 2019 Registration Statement. Except for the ownership of the Placement Agent Warrants issued pursuant to the Securities Purchase Agreement, the Selling Shareholder have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of the ordinary shares held the Selling Shareholder. In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of 150% of 692,886 ordinary shares at an exercise price of $2.

Under the terms of the Placement Agent Warrants, the Selling Shareholder may not convert the Placement Agent Warrants to the extent (but only to the extent) such Selling Shareholder or any of its affiliates would beneficially own a number of our ordinary shares which would exceed 4.99% of the outstanding shares of the Company immediately after giving effect to such exercise, provided that upon at least 61 days prior notice to us, the holder may increase or decrease such limitation up to a maximum of 9.99% of the number of ordinary shares outstanding. The Selling Shareholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering (1)	Maximum Number of ordinary shares to be Sold Pursuant to this Prospectus (2)	Number of Ordinary Shares of Owned After Offering (3)
Jian Ke (4)	1,219,041	1,039,329	179,712

(1)	It represents 150% of 812,694 ordinary shares underlying the Placement Agent Warrants, assuming full exercise of the Placement Agent Warrants held by the Selling Shareholder.

(2)	It represents the number of shares being registered here underlying the Placement Agent Warrants, which is 150% of 692,886 ordinary shares underlying the Placement Agent Warrants.

(3)	It (a) represents the number of shares registered in the 2019 Registration Statement, which is 150% of 119,808 ordinary shares underlying the Placement Agent Warrants, before we adjusted the number of shares underlying the Placement Agent Warrants from 119,808 to 812,694 on July 10, 2020, and (b) assumes the sale of all of the Shares offered by the Selling Shareholder pursuant to this prospectus.

(4)	The placement agent FT Global Capital, Inc. designated its principal Jian Ke to receive the Placement Agent Warrants. Jian Ke’s address is C/O FT Global Capital, Inc., 5 Concourse Parkway, Suite 3000, Atlanta, GA, 30328.

PLAN OF DISTRIBUTION

We are registering the Shares, a portion of the ordinary shares issuable upon exercise of the Placement Agent Warrants, to permit the resale of the Shares by the holder of the Placement Agent Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the Shares, although we will receive the exercise price of any Placement Agent Warrants exercised by the Selling Shareholder in cash. We will bear all fees and expenses incident to our obligation to register the Shares.

The Selling Shareholder may sell all or a portion of the Shares held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Shareholder may transfer the Shares by other means not described in this prospectus. If the Selling Shareholder effects such transactions by selling the Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Shareholder may also sell the Shares short and deliver the Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholder may also loan or pledge the Shares to broker-dealers that in turn may sell such Shares.

The Selling Shareholder may pledge or grant a security interest in some or all of the Placement Agent Warrants or Shares owned by him and, if he defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholder to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The Selling Shareholder also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholder and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholder will sell any or all of the Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares pursuant to the Registration Rights Agreement, estimated to be $36,227 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreement or the Selling Shareholder will be entitled to contribution. We may be indemnified by the Selling Shareholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$226.78
Legal Fees and Expenses	25,000.00	*
Accounting Fees and Expenses	10,000.00	*
Miscellaneous Expenses	1,000.00	*
Total Expenses	$36,226.78	*

* Estimated.

LEGAL MATTERS

Campbells, Grand Cayman, Cayman Islands will pass upon the validity of the securities offered in this offering. The address of Campbells is Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

EXPERTS

The financial statements incorporated by reference in this prospectus for the year ended September 30, 2020 have been audited by Friedman LLP, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES
UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed CT Corporation System (28 Liberty St. New York, NY 10005) as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or under the securities laws of the State of New York.

We have been advised by our PRC counsel that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Our PRC counsel has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

Our Cayman Islands counsel has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Our Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus does not contain all of the information set forth in the registration statement or the exhibits that are a part of the registration statement. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we have filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the following documents that we have filed with the SEC pursuant to the Exchange Act, which is considered to be a part of this prospectus:

•	Our Annual Report on Form 20-F for the year ended September 30, 2020, filed on January 29, 2021; and

•	Our Current Report on Form 6-K furnished on March 5, 2021; and

•	The description of our ordinary shares contained in our registration statement on Form 8-A filed on February 12, 2018 and as it may be further amended from time to time.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

You may obtain a copy of these filings, without charge, by writing or calling us at:

Fl 1, Building No. 1, 888 Tianning Street, Liandu District

Lishui, Zhejiang Province

People’s Republic of China 323000

+86-057-82612876 — telephone

Attn: Investor Relations